Filed Pursuant to Rule 424(b)(2)
File No. 333-73242

Explanatory Note

This Pricing Supplement is being filed pursuant to Rule 424(b)(2) under the Securities Act solely for the purpose of correcting the denomination of the notes as Medium-Term Notes, Series 5 of Popular, Inc.

Pricing Supplement, dated December 8, 2005
to Prospectus dated December 29, 2003

 POPULAR, INC.
Medium-Term Notes, Series 5
Due From Nine Months to 30 Years From Date of Issue

PRINCIPAL AMOUNT	$5,000,000
ORIGINAL ISSUE DATE	December 12, 2005
MATURITY DATE	December 12, 2007
GLOBAL NOTE	Yes
INITIAL INTEREST RATE	4.83%
INTEREST RATE BASIS	3 Month Libor
INDEX MATURITY	N/A
SPREAD	+.35%
INTEREST RATE RESET PERIOD	Two London business days prior to each interest reset date.
INTEREST PAYMENTS DATES	The notes will pay interest quarterly on the 12th of March, June, September and December, commencing on March 12, 2006 and at maturity

The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used for:

-General corporate purposes, including investment in, or extensions of credit to, existing and future subsidiaries.

-Repayment of outstanding borrowings.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Popular, Inc., Before Expenses (1)
Per Floating Rate Note	100%	0.25%	99.75%
Total	$5,000,000	$12,500	$4,987,500

  (1) Plus accrued interest, if any, from December 12, 2005.

      Delivery of the notes, in book-entry form only, will be made on or about December 12, 2005.
      Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or determined if this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

Selling Agent
Popular Securities, Inc.